Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Thomas Hushen
(856) 342-6081	(856) 342-5227
Ken_Gosnell@campbellsoup.com	Thomas_Hushen@campbellsoup.com

CAMPBELL AND AFFILIATE OF BUTTERFLY EQUITY SIGN DEFINITIVE AGREEMENT
FOR SALE OF BOLTHOUSE FARMS FOR $510 MILLION

Bolthouse Farms Deal Marks the Divestiture of Entire Campbell Fresh Division

CAMDEN, N.J., Apr. 12, 2019—Campbell Soup Company (NYSE: CPB) announced today that it has signed a definitive agreement for the sale of Bolthouse Farms to an affiliate of Butterfly Equity, a Los Angeles-based private equity firm specializing in the food sector, for $510 million, subject to customary purchase price adjustments.

Upon the completion of the sale of Bolthouse Farms, which is expected by the end of fiscal 2019, Campbell will have divested its entire Campbell Fresh division. Campbell recently announced the sale of Garden Fresh Gourmet and the company’s Everett, Washington, refrigerated soup plant. In fiscal year 2018, Campbell Fresh recorded net sales of $970 million.  Proceeds from the divestiture of the Campbell Fresh businesses will allow the company to reduce debt by approximately $570 million. The transactions are not expected to impact the company’s fiscal 2019 guidance.

Mark Clouse, Campbell’s President and CEO, said, “The sale of Bolthouse Farms supports our strategy to focus on our two core North American businesses, Campbell Snacks and Campbell Meals and Beverages, where we have iconic brands and strong market positions.”

Acquired by Campbell in August 2012, Bolthouse Farms is a leading producer of organic beverages, dressings and carrots. Bolthouse Farms is based in Bakersfield and Santa Monica, California, and operates facilities in Hodgkins, Illinois, Wheatley, Ontario and Prosser, Washington. The company has approximately 2,200 employees.

The transaction is subject to customary closing conditions. Campbell was advised by Centerview Partners, Goldman Sachs and Weil, Gotshal & Manges LLP.

As outlined in August 2018 as part of its Board-led strategy and portfolio review, Campbell launched thorough divestiture processes for both its Campbell Fresh and Campbell International businesses. The process to divest Campbell International is ongoing.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, "Real food that matters for life's moments." For generations, people have trusted Campbell to provide authentic, flavorful and affordable snacks, soups and simple meals, and beverages. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet's natural resources. The company is a member of the Standard and Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.

About Butterfly Equity
Butterfly Equity ("Butterfly") is a Los Angeles, California based private equity firm specializing in the food sector, spanning the entire food value chain from "seed to fork" via four target verticals: agriculture & aquaculture, food & beverage products, food distribution and foodservice. Butterfly aims to generate attractive investment returns through deep industry specialization, a unique approach to sourcing transactions, and leveraging an operations-focused and technology-driven approach to value creation. For additional information about Butterfly, please visit its website at www.butterflyequity.com.

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the Company’s current expectations about the impact of its future plans and performance on the Company’s business or financial results. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the Company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement are described in the Company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings, and include the Company’s ability to execute on and realize the expected benefits from the actions it intends to take as a result of its recent strategy and portfolio review; the ability to differentiate its products and protect its category leading positions, especially in soup; the ability to complete and to realize the projected benefits of planned divestitures and other business portfolio changes; the Company’s indebtedness and ability to pay such indebtedness; and changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors. The Company disclaims any obligation or intent to update the forward-looking statements to reflect events or circumstances after the date of this release.

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